ASSET PURCHASE AGREEMENT
BY AND AMONG
KENSINGTON COTTAGES CORPORATION OF AMERICA,
KARRINGTON HEALTH, INC.,
CENTEX-KENSINGTON (MANKATO I) PARTNERSHIP,
CENTEX SENIOR SERVICES CORPORATION,
CENTEX LIFE SOLUTIONS, INC.,
KENSINGTON COTTAGES CORPORATION OF MANKATO,
AND
JON D. RAPPAPORT






ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT ("Agreement")
is entered into effective as of April 24, 1997, by and among Centex-Kensington (Mankato I) Partnership, a Minnesota general partnership ("CKMI Partnership"), Centex Senior Services
Corporation, a Nevada corporation, Centex Life Solutions, Inc., a
Nevada corporation (Centex Senior Services Corporation and
Centex Life Solutions, Inc. are collectively referred to as "Centex"), Kensington Cottages Corporation of Mankato, a Minnesota
corporation ("Kensington-Mankato"), Jon D. Rappaport,
Kensington Cottages Corporation of America, a Minnesota
corporation (Kensington Cottages Corporation of America is a wholly-owned subsidiary of Karrington Operating Company, Inc., an Ohio corporation, and is referred to as "Karrington"), and
Karrington Health, Inc., an Ohio corporation ("Parent").
RECITALS
CKMI Partnership owns and operates a dementia-specific
assisted living facility with one (1) adult foster care license and three (3) housing with services registrations for 20 beds in
Mankato, Minnesota, known as Kensington Cottages-Mankato.
Karrington desires to acquire Kensington Cottages-
Mankato and certain assets related to CKMI Partnership's
operations, as more specifically described below, and CKMI
Partnership wishes to sell them to Karrington upon the terms set forth in this Agreement (the "Transaction").
The parties desire to make certain agreements,
representations, and warranties in connection with the Transaction.
AGREEMENT
NOW THEREFORE, in consideration of these premises and
the parties' covenants, representations, and warranties, the parties agree as follows.
ARTICLE 1
DEFINITIONS
1.1 Definitions.
Certain terms used in this Agreement (which may or may
not be capitalized) are defined in Annex A.
1.2 Meaning of Certain Words and Phrases.
1.2.1 The word "including" shall mean "including
without limitation." Except where expressly provided to the
contrary, "discretion" means "sole and absolute discretion."
References to any agreements or other documents include groups of related agreements or other documents.
1.2.2 Covenants of CKMI Partnership shall be deemed
to have been made separately by each of its general partners.
Statements made to the Knowledge of CKMI Partnership are made to Knowledge of each of its general partners, except for the covenants in Section 15.4.1.
1.2.3 References to statements made to the Knowledge
of Kensington-Mankato include the Knowledge of any director or officer of Kensington-Mankato and Jon D. Rappaport.
1.3 Acquisition Agreements:
"Acquisition Agreements" refers collectively to the
following:
a. this Agreement;
b. the Asset Purchase Agreement by and among
Karrington, Parent, Bismarck Investors, Kensington Living
Centers, Inc., and Jon D. Rappaport;
c. the Asset Purchase Agreement by and among
Karrington, Parent, Kensington Cottages Corporation of
Iowa, and the individual shareholders of Kensington
Cottages Corporation of Iowa;
d. the Asset Purchase Agreement by and among
Karrington, Parent, Kensington Cottages Corporation of
Rochester, and Jon D. Rappaport;
e. the Asset Purchase Agreement by and among
Karrington, Parent, Buffalo Hills Residence, and Jon D.
Rappaport;
f. the Asset Purchase Agreement by and among
Karrington, Parent, Kensington Cottages Corporation of
North Dakota, and the individual shareholders of
Kensington Cottages Corporation of North Dakota;
g. the Stock Purchase Agreement by and among
Karrington, Parent, Kensington Cottages Corporation of
Minnesota, and the individual shareholders of Kensington
Cottages Corporation of Minnesota; and
h. the Agreement and Plan of Merger by and among
Karrington, Parent, Kensington Mergeco, Inc., Kensington
Management Group, Inc. ("KMGI"), and Jon D. Rappaport.
ARTICLE 2
PURCHASE OF ASSETS
2.1 Asset Purchase.
At Closing, Karrington shall purchase from CKMI
Partnership (and Parent agrees to cause Karrington to purchase), and CKMI Partnership shall sell to Karrington, all of CKMI
Partnership's right, title, and interest in and to the assets pertaining to the operation of Kensington Cottages-Mankato (the Assets), including the following:
2.1.1 The real property owned in fee simple by CKMI
Partnership as more particularly described in Schedule 2.1.1 (the
"Land"), together with all buildings, improvements, and fixtures located thereon (the "Improvements") and all rights, privileges, servitudes, and appurtenances thereunto belonging or appertaining, including all right, title and interest of CKMI Partnership in and to the streets, alleys, and rights-of-way adjacent to the Land, if any
(the "Real Estate");
2.1.2 All of the tangible and intangible personal property
located upon, relating to, or used in connection with or in the operation and maintenance of the Real Estate, including, but not limited to, electric and gas appliances, maintenance equipment, furniture, books and records, inventory and supplies, leases, security deposits, trade names and signage, as more fully itemized on Schedule 2.1.2 (the "Personal Property") (the Real Estate and
Personal Property are collectively referred to as the "Property");
2.1.3 All contracts pertaining to the provision or
administration of assisted living services to the residents of
Kensington Cottages-Mankato (the "Services"), including any
residential leases or similar agreements with residents or their legal representatives or caregivers (the "Resident Agreements"), as more fully itemized on Schedule 2.1.3 (the "Contracts");
2.1.4 All leased equipment used in connection with the
Services, as more fully itemized on Schedule 2.1.4 (the "Equipment
Leases");
2.1.5 All licenses from or to third parties relating to
software as more fully itemized on Schedule 2.1.5 (the "Software
Licenses");
2.1.6 All motor vehicles associated with the Services, as
more fully itemized on Schedule 2.1.6 (the "Motor Vehicles"), including Motor Vehicles subject to leases also as more fully itemized on Schedule 2.1.6 (the "Vehicle Leases");
2.1.7 All books and records (including all computer files
and other electronic data) relating to the Assets and the Services and the records pertaining to persons receiving Services; provided, however, that CKMI Partnership shall continue to have reasonable access to such books and records to the extent necessary to enable
CKMI Partnership to comply with applicable financial or legal reporting requirements, and CKMI Partnership shall have the right to copy such materials as it desires, at is own expense, for that purpose; and
2.1.8 All other assets of CKMI Partnership, including
any Intellectual Property and any other rights, claims, or interests, which are reasonably necessary to enable Karrington to perform the
Services (including the performance of all Contracts) after Closing.
2.2 Exclusions.
The Assets do not include:
2.2.1 Cash and cash equivalents;
2.2.2 All securities owned by CKMI Partnership;
2.2.3 All contract rights, replacement reserve accounts,
and debt service reserve accounts as more fully described on
Schedule 2.2.3;
2.2.4 All rights of CKMI Partnership under any claims,
prepayments, refund, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (including such items relating to the payment of Taxes);
2.2.5 All accounts receivable;
2.2.6 Except as provided in Sections 10.1 and 10.2,
CKMI Partnership's rights under any policies of insurance
purchased by CKMI Partnership, or any benefits payable or paid thereunder;
2.2.7 The taxpayer and other identification numbers,
general ledgers, tax returns, seals, minute books and similar documents relating to the organization, maintenance and existence of CKMI Partnership, provided, however, that Karrington shall have reasonable access to such books and records to the extent reasonably necessary for the operation of its Business and to comply with applicable financial and legal reporting requirements, and Karrington shall have the right to copy such materials as it desires, at its own expense, for that purpose;
2.2.8 Any of the rights of CKMI Partnership under this
Agreement or any other agreement between CKMI Partnership and
Karrington entered into on or after the date of this Agreement; and
2.2.9 Other tangible or intangible assets of CKMI
Partnership which are not specifically included in the definition of
Assets, including without limitation the rights of Centex under that certain Licensing Agreement dated March 30, 1995 by and among
Centex, Jon D. Rappaport and KMGI (the "Licensing Agreement").
2.3 Liabilities.
2.3.1 From and after Closing, Karrington shall assume
only the following liabilities (the "Assumed Liabilities"):
a. The contractual liabilities of CKMI Partnership which
are associated with the Contracts, Equipment Leases,
Vehicle Leases, and Software Licenses, including CKMI
Partnership's obligations with respect to the security
deposits included in the Assets as more fully described on
Schedule 2.3.1;
b. The amount of accrued vacation and sick pay
liabilities for employees associated with the Services (the
"Service Employees") as of Closing, as set forth in Schedule
2.3.1 (the "Employee Accruals");
c. Obligations under the bank financing identified in
Schedule 2.3.1 for certain of the Motor Vehicles (the
"Vehicle Financing"); and
d. Obligations with respect to special assessments which
are not yet due and payable as shown on the Updated Title
Commitment.
2.3.2 Karrington shall indemnify CKMI Partnership with
respect to all losses, costs, damages, and expenses arising out of any act or omission relating to the Assumed Liabilities occurring after Closing, and Kensington-Mankato shall indemnify Karrington with respect to any such loss, cost, damage or expense arising out of any act or omission relating to the Assumed Liabilities occurring prior to and through Closing.
2.4 Purchase Price.
In consideration of the Transaction, Karrington shall pay to
CKMI Partnership a purchase price equal to One Million Three
Hundred Twenty Thousand Dollars ($1,320,000.00) as follows:
a. An amount equal to the total amount of the Employee
Accruals shall be deemed paid by Karrington's assumption
thereof at Closing; and
b. The balance shall be paid at Closing by wire transfer
or other form of immediately available funds.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF KARRINGTON AND PARENT
Karrington and Parent each separately represents and
warrants to CKMI Partnership, Kensington-Mankato, and Jon D.
Rappaport as follows:
3.1 Date of Representations and Warranties.
The representations and warranties in this Article 3 are true and correct as of the effective date of this Agreement.
3.2 Organization, Qualification.
Each of Karrington and Parent is a corporation duly
organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where qualification to do business is required, and has full corporate power and corporate authority and all licenses, permits, and authorizations necessary to carry on its business and to own and use its property.
3.3 Authorization of Transaction.
Each of Karrington and Parent has full power and authority
to execute, deliver, and perform this Agreement. This Agreement constitutes Karrington's and Parent's valid and legally binding obligation, enforceable in accordance with its terms and conditions
(Subject to Equitable Principles).
3.4 Effect on Other Agreements.
Karrington's and Parent's execution and delivery of this
Agreement and its consummation of the Transaction will not
violate, breach, conflict with or constitute a default under any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Karrington or Parent is subject or any provision of its Governing Documents or any
indenture, contract or agreement to which Karrington or Parent is subject.
3.5 No Notice or Consent.
Except for new operating licenses in the State of Minnesota, neither Karrington nor Parent is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the Transaction.
3.6 Finder's Fees.
To Karrington's Knowledge, no person or entity is entitled
to any brokerage commission, finder's fee, or similar compensation in connection with the execution, delivery, or performance of this
Agreement.
3.7 Proceedings.
There is no action, suit, proceeding or investigation pending or, to the Knowledge of Karrington or Parent, threatened against
Karrington or Parent which, if decided adversely to Karrington or
Parent, may prevent or in any material way impair the
consummation of the Transaction.
3.8 Financing.
Parent either has the funds available or has arranged
financing for consummation of the Transaction.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
CONCERNING CKMI PARTNERSHIP
CKMI Partnership, Kensington-Mankato, and Jon D.
Rappaport each separately represents and warrants to Karrington and Parent as follows:
4.1 Date of Representations and Warranties.
The representations and warranties in this Article 4 are true and correct as of the effective date of this Agreement.
4.2 General Partners.
The general partners of CKMI Partnership are Kensington-
Mankato and Centex. There are no other partners.
4.3 Organization, Qualification.
CKMI Partnership is a general partnership duly organized,
validly existing, and in good standing under the laws of the State of Minnesota. It has full power and authority to carry on its business and to own and use its property. Neither CKMI Partnership nor any of its partners has filed for relief as a debtor under any state receivership laws or federal bankruptcy laws.
4.4 Governing Documents.
CKMI Partnership has delivered or made reasonably
available to Karrington true, correct, and complete copies of its
Governing Documents. It is not in default under or in violation of any provision of its Governing Documents.
4.5 Authorization of Transaction.
CKMI Partnership has full power and authority to execute,
deliver, and perform this Agreement. This Agreement constitutes
CKMI Partnership's valid and legally binding obligation,
enforceable in accordance with its terms and conditions (Subject to Equitable Principles).
4.6 Effect on Other Governing Documents.
CKMI Partnership's execution and delivery of this
Agreement and its consummation of the Transaction will not violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any
government, governmental agency, or court to which CKMI
Partnership is subject or any provision of its Governing Documents.
4.7 Finder's Fees.
To The Knowledge of CKMI Partnership, no person or
entity is entitled to any brokerage commission, finder's fee, or similar compensation in connection with CKMI Partnership's
execution, delivery, or performance of this Agreement.
4.8 Subsidiaries.
CKMI Partnership does not own any equity securities of any
other person or entity.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
CONCERNING KENSINGTON-MANKATO
Kensington-Mankato and Jon D. Rappaport each separately
represents and warrants to Karrington and Parent as follows:
5.1 Date of Representations and Warranties.
The representations and warranties in this Article 5 are true and correct as of the effective date of this Agreement.
5.2 Organization, Qualification.
Kensington-Mankato is a corporation duly organized,
validly existing, and in good standing under the laws of the jurisdiction of its incorporation. It is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where qualification to do business is required. It has full corporate power and corporate authority to carry on its business and to own and use its property. It has not filed for relief as a debtor under any state receivership laws or federal bankruptcy laws.
5.3 Governing Documents.
Kensington-Mankato has delivered or made reasonably
available to Karrington true, correct, and complete copies of its
Governing Documents. It is not in default under or in violation of any provision of its Governing Documents.
5.4 Authorization of Transaction.
Kensington-Mankato has full power and authority to
execute, deliver, and perform this Agreement. This Agreement constitutes Kensington-Mankato's valid and legally binding
obligation, enforceable in accordance with its terms and conditions
(Subject to Equitable Principles).
5.5 Effect on Other Governing Documents.
Kensington-Mankato's execution and delivery of this
Agreement and its consummation of the Transaction will not violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any
government, governmental agency, or court to which Kensington-
Mankato is subject or any provision of its Governing Documents.
5.6 Finder's Fees.
To Kensington-Mankato's Knowledge, no person or entity
is entitled to any brokerage commission, finder's fee, or similar compensation in connection with the execution, delivery, or performance of this Agreement.
5.7 Stock Ownership.
Jon D. Rappaport, Michael Demmer, and Leonard
Hirschhorn are the only shareholders of Kensington-Mankato.
5.8 Subsidiaries.
Kensington-Mankato has no Subsidiaries. Kensington-
Mankato does not own any equity securities of any other person or entity.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
BY KENSINGTON-MANKATO AND JON D. RAPPAPORT
Kensington-Mankato and Jon D. Rappaport each separately
represents and warrants to Karrington and Parent as follows:
6.1 Date of Representations and Warranties.
The representations and warranties in this Article 6 are true and correct as of the effective date of this Agreement.
6.2 Financial Statements.
Attached as Schedule 6.2 are the following financial
statements of CKMI Partnership (the "CKMI Partnership Financial Statements"): unaudited balance sheets and statements of income for the fiscal years ended on December 31st of each of the years
1994, 1995, and 1996, and for the one month period ended on
January 31, 1997, all of which are consistent with CKMI
Partnership's books and records (which are maintained as provided in Section 6.21) and fairly present CKMI Partnership's results of operations for the periods indicated. The January 31, 1997 financial statements are the "Most Recent Financial Statements" and January
31, 1997 is the "Most Recent Fiscal Month End." December 31,
1996 is the "Most Recent Fiscal Year End."  "Most Recent Balance
Sheet" means the balance sheet contained within the Most Recent
Financial Statements.
6.3 Events Subsequent to Most Recent Fiscal Year End.
Since the Most Recent Fiscal Year End, there have been no
changes in CKMI Partnership's Business, financial condition, operations, or results of operations which have a material adverse effect on the Assets, Services, or Assumed Liabilities either separately or in the aggregate (a "Material Adverse Effect").
Without limiting the generality of the preceding sentence, since that date, CKMI Partnership has not:
6.3.1 imposed any Security Interest of any kind upon
any of the Assets;
6.3.2 granted any license or sublicense pertaining to the
Software Licenses or any rights under or with respect to any
Intellectual Property pertaining to the Services;
6.3.3 experienced any damage, destruction, or loss
(whether or not covered by insurance) to the Assets which would have a Material Adverse Effect;
6.3.4 sold, leased, transferred, or assigned any of the
Assets other than in the Ordinary Course of Business;
6.3.5 defaulted on or postponed payment of the
Assumed Liabilities;
6.3.6 entered into any written or oral employment
contract or collective bargaining agreement concerning the Service Employees, modified the terms of any such existing contract or agreement, or made any other change in employment terms
pertaining to the Services, except for changes in compensation or terms of employment in the Ordinary Course of Business and not in contemplation of this Agreement;
6.3.7 entered into, accelerated, terminated, modified,
canceled, or made  any other type of material change to any
agreement, contract, mortgage, lease, or license pertaining to the
Assets or the Services to which CKMI Partnership is a party or by which it is bound which pertains in any way to the Assets or the
Services; or
6.3.8 committed to any of the foregoing.
6.4 Undisclosed Liabilities.
6.4.1 CKMI Partnership has no Liability and, to the
Knowledge of Jon D. Rappaport, there is no Basis for any Liability which would have a Material Adverse Effect except for (a)
Liabilities set forth on the Most Recent Balance Sheet or which would not be required to be disclosed on a balance sheet prepared in accordance with GAAP, and (b) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of
Business, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of law, or similar cause.
6.4.2 CKMI Partnership is not a guarantor or otherwise
liable for any Liability or obligation (including indebtedness) of any other Person.
6.5 Insurance.
6.5.1 CKMI Partnership, through KMGI, maintains
insurance policies (copies of which have been delivered to or made reasonably available to Karrington) reasonable in scope and amount in connection with the Assets and Services, and has done so for the past four years.
6.5.2 Schedule 6.5 sets forth a true and accurate list of
all insurance policies carried on the Assets. The casualty insurance covering the Property insures the full replacement value thereof.
6.5.3 CKMI Partnership has complied with all notices or
requests it has received from any insurance company issuing any of the insurance policies required to be set forth on Schedule 6.5.
6.6 Effect on Other Agreements.
Except as disclosed in Schedule 6.6, CKMI Partnership's
execution and delivery of this Agreement and its consummation of the Transaction will not breach, conflict with, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, mortgage, lease, license, instrument, or other arrangement to which CKMI Partnership is a party or by which it is bound or to which any of its assets is subject, or result in the imposition of any Security Interest upon any of its assets to which Karrington may be subject after the Closing.
6.7 No Notice or Consent.
Except as disclosed in Schedule 6.7, CKMI Partnership is
not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the
Transaction.
6.8 Tangible Assets.
Each tangible asset included in the Assets is in good
operating condition and repair (normal wear and tear excepted), and is suitable for the purposes for which it presently is used and proposed to be used.
6.9 Property Matters.
6.9.1 Except as disclosed on Schedule 6.9, no notices
have been received by CKMI Partnership from the holder of any of the existing mortgages on the Property or from insurers or
governmental authorities requiring any work to be performed with respect to the Property which has not already been performed.
6.9.2 Except as disclosed on Schedule 6.9, the Property
and the present use of the Property does not violate any provisions of any applicable zoning ordinances, building codes, fire
regulations, or other governmental ordinances, orders, or
regulations.
6.9.3 Except as disclosed on Schedule 6.9, there are no
hidden structural or mechanical defects in the buildings or
improvements located on the Real Estate or of any roof or wall leaks, or backed up sewer problems. All improvements on the Real
Estate were constructed in accordance with applicable law and substantially in conformity with all plans and specifications pertaining thereto, copies of which have been delivered to or made reasonably available to Karrington. At Closing, CKMI Partnership shall assign all of its interest in appliance and equipment
manufacturers' warranties, and all other warranties relating to the construction of the improvements on the Real Estate, if any, to the extent assignable.
6.9.4 Except as disclosed in Schedule 2.1.2, there are no
leases affecting the Real Estate except for the Resident
Agreements.
6.9.5 To the Knowledge of Jon D. Rappaport there is
no threatened taking by any governmental authority which would affect, involve or be adverse to the Property.
6.9.6 To the Knowledge of Jon D. Rappaport, except as
disclosed in the Environmental Audit, there are no wells,
underground or above-ground storage tanks, or individual sewage treatment systems on the Property.
6.10 Legal Compliance.
6.10.1 Other than with respect to Security Interests
related to any mortgage indebtedness secured by the Property
(which debt shall be paid and the security released at or prior to
Closing, as provided in Section 9.5) (the "Mortgage Debt"), the
Equipment Leases, Vehicle Leases, and the Vehicle Financing, and
as otherwise required to be disclosed in this Agreement, CKMI
Partnership has not taken or failed to take any action with respect to any legal matter which has resulted in, or may result in (a) the imposition of any Security Interest on the Assets, or (b) any
Liability with respect to the Assets or Services to which Karrington may be subject after Closing.
6.10.2 CKMI Partnership has complied with all laws
(including any related rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges) of federal, state, local and foreign governments (including any governmental
agencies) applicable to the Assets, Services, and Assumed
Liabilities the failure to comply with which would have a Material
Adverse Effect with respect to the Assets, Services or Assumed
Liabilities, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against CKMI Partnership alleging any failure to
comply.
6.10.3 CKMI Partnership has all necessary or
appropriate governmental licenses, certificates, permits and authorizations to own or lease the Assets and to perform the
Services (the "CKMI Partnership Permits") with respect to which the failure to have would have a Material Adverse Effect with respect to the Assets, Services or Assumed Liabilities. To the
Knowledge of Jon D. Rappaport, no violations have occurred with respect to the CKMI Partnership Permits, and no proceeding is pending or threatened which might have the effect of revoking or rescinding, or otherwise having a materially adverse effect upon, any CKMI Partnership Permit. CKMI Partnership has filed all
reports, cost reports, registrations and statements, together with any required amendments, that are or were required to be filed with any governmental authorities (or with any fiscal intermediaries)
pursuant to the CKMI Partnership Permits or otherwise. As of their respective dates, all such reports, cost reports, registrations and statements complied in all material respects with the terms of the then-existing contracts between any governmental authorities or fiscal intermediaries and CKMI Partnership, and with all statutes, rules and regulations enforced or promulgated by the regulatory authority (or by any fiscal intermediary) with which they were filed, and were true, correct and complete as filed in all material respects.
6.10.4 CKMI Partnership is not a party to any
supervisory agreement, memorandum of understanding, consent
order, cease and desist order, or condition of any regulatory order or decree with or by any governmental regulatory authority or agency that relates to the Assets or the Services.
6.10.5 CKMI Partnership does not qualify for cost
reporting or reimbursement under any health care or similar
program administered by any governmental authority or agency.
6.11 Litigation.
6.11.1 Except as disclosed on Schedule 6.11, CKMI
Partnership is not a party and, to the Knowledge of Jon D.
Rappaport, has not been threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator which in any way pertains to the Assets, Services, or Assumed Liabilities.
6.11.2 CKMI Partnership is not subject, and, to the
Knowledge of Jon D. Rappaport, has not been threatened to be made subject, to any injunction, judgment, order, decree, ruling, or charge pertaining to the Assets, Services, or Assumed Liabilities.
6.12 Tax Matters.
6.12.1 Kensington-Mankato has delivered to Karrington
true and complete copies of (a) the most recent real estate tax and assessment bills for the Property, (b) all Tax Returns with respect to CKMI Partnership and Kensington-Mankato's involvement with
CKMI Partnership that have been or are currently subject to audit, and (c) all examination reports and statements of deficiencies assessed against or agreed to by CKMI Partnership.
6.12.2 CKMI Partnership and Kensington-Mankato
have not taken or failed to take any action with respect to any tax matter which has resulted in, or, to the Knowledge of Jon D.
Rappaport, may result in (a) the imposition of any Security Interest on the Assets, or (b) any Liability with respect to which the Assets or Services or Karrington may be subject after Closing.
6.12.3 CKMI Partnership and Kensington-Mankato
have filed all required Tax Returns with respect to CKMI
Partnership and Kensington-Mankato's involvement with CKMI
Partnership, all of which were correct and complete in all material respects when filed, and have fully paid all Taxes to which they are or have been subject, whether or not shown on any Tax Return.
Except as set forth on Schedule 6.12, no filing date has been extended for any Tax Return CKMI Partnership or Kensington-
Mankato is or has been required to file which has not yet been filed with respect to CKMI Partnership and Kensington-Mankato's
involvement with CKMI Partnership. To the Knowledge of Jon D.
Rappaport, no taxing authority in a jurisdiction where CKMI
Partnership does not file Tax Returns has ever asserted that CKMI Partnership or any of its partners by reason of being a partner of
CKMI Partnership is or may be subject to taxation by that
jurisdiction. There are no Security Interests on any of the Assets
that arose in connection with any actual or alleged failure to pay any Tax.
6.12.4 CKMI Partnership has withheld and paid all
Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party.
6.12.5 To the Knowledge of Jon D. Rappaport, no
taxing authority plans to assess any additional Taxes for any period for which Tax Returns have been filed. To the Knowledge of Jon
D. Rappaport, there is no dispute or claim concerning any Tax
Liability claimed or raised by any taxing authority.
6.12.6 CKMI Partnership has not waived any statute of
limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
6.13 Intellectual Property.
CKMI Partnership does not own, license, or otherwise
possess any rights in any Intellectual Property which pertain in any way to the Assets or Services, and is not subject to any such rights held by third parties, other than rights made available to it by
KMGI.
6.14 Other Agreements.
6.14.1 Schedule 2.1.3 lists and briefly describes all
material written or oral agreements to which CKMI Partnership is a party which pertain to the Assets or Services, including all maintenance contracts, concession agreements, or other contracts affecting the Property (other than the Equipment Leases, Software
Licenses, and Vehicle Leases).
6.14.2 Each of the Contracts, Equipment Leases,
Software Licenses, and Vehicle Leases, is legal, valid, and binding
(Subject to Equitable Principles), and in full force and effect and subject to obtaining any consents or the giving of notices as disclosed in Schedule 6.6 or 6.7, will continue to be legal, valid, and binding, and in full force and effect on identical terms immediately following the consummation of the Transaction (Subject to
Equitable Principles). CKMI Partnership is not in default in the performance of any such agreements and, to the Knowledge of Jon
D. Rappaport no parties thereto have any defenses, set-offs or rebates relating to any such agreements. Except as disclosed in
Schedule 6.14, to the Knowledge of Jon D. Rappaport, no other party, is in breach or default of any such agreement; to the
Knowledge of Jon D. Rappaport no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the
agreement, and no party has repudiated any provision of the
agreement.
6.14.3 CKMI Partnership has delivered or made
reasonably available to Karrington a correct and complete copy of each written agreement or a written summary describing the terms and conditions of each oral agreement referred to in this Section
6.14.
6.14.4 All Resident Agreements have fixed rental
periods of no longer than twelve months.
6.15 Performance of Services.
Schedule 6.15 describes and sets forth copies of all
documents containing the standard terms and conditions for the
Services (including any applicable warranty and indemnity
provisions). Each Service performed or otherwise delivered by
CKMI Partnership has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties.
6.16 Employees.
6.16.1 Except as provided in Subsection 12.1.10, to
CKMI Partnership's knowledge as of the date hereof, no Service
Employee employed in a management capacity has any plans to
terminate employment with CKMI Partnership prior to Closing or to refuse employment with Karrington following Closing.
6.16.2 Except as provided in Subparagraph 2.3.1b, as of
Closing, CKMI Partnership shall have discharged all obligations to the Service Employees with respect to compensation or benefits of any kind under any type of Employee Benefit Plan, and after
Closing Karrington shall have no obligation to any Service
Employee for any such item attributable to the action or inaction of
CKMI Partnership.
6.16.3 CKMI Partnership is not and never has been a
party to or bound by any collective bargaining agreement. To the
Knowledge of Jon D. Rappaport, there has never been and there is not now any effort by any labor union to organize any employees of
CKMI Partnership into one or more collective bargaining units.
CKMI Partnership has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. CKMI Partnership has not committed any unfair labor practice or other violation of labor or employment law relating to the Service Employees.
6.17 Employee Benefits.
6.17.1 CKMI Partnership does not now maintain and is
not now required to contribute to, and has never maintained or been required to contribute to, any Employee Pension Benefit Plan.
6.17.2 CKMI Partnership has not taken or failed to take
any action with respect to any Employee Benefit Plan which has resulted in, or may result in (a) the imposition of any Security
Interest on the Assets, or (b) any Liability with respect to the
Assets or Services to which Karrington may be subject after
Closing.
6.17.3 All premiums or other payments for all periods
ending on or before the Closing Date have been paid or will be paid when they become due with respect to each Employee Welfare
Benefit Plan.
6.17.4 There have been no Prohibited Transactions with
respect to any Employee Benefit Plan which CKMI Partnership
maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute; no
Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan; no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee
Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Jon D. Rappaport, threatened; and Jon D.
Rappaport has no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.
6.17.5 CKMI Partnership does not contribute to, never
has contributed to, and never has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal
Liability) under any Multiemployer Plan.
6.18 Powers of Attorney.
There are no outstanding powers of attorney executed on
behalf of CKMI Partnership which pertain to or could pertain to the
Assets or Services in any way.
6.19 Environment, Health and Safety.
6.19.1 To the Knowledge of Jon D. Rappaport, CKMI
Partnership has no Liability for any illness of or personal injury to any employee or other individual, for damage to any site, location, or body of water (surface or subsurface), for any damages or claims under any past, present, or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice, or for any other reason under any Environmental, Health and Safety Law in any way pertaining to or affecting the Assets or Services.
6.19.2 CKMI Partnership and its predecessors (i) have
complied with all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply, and (ii) have obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and have complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health and Safety Laws.
6.19.3 CKMI Partnership has not disposed of or
arranged for the disposal of any Hazardous Substance on the
Property and Jon D. Rappaport has no Knowledge of the disposal of any Hazardous Substance on the Property by any other person or entity.
6.19.4 There have not been, and there currently are no
pending or, to the Knowledge of Jon D. Rappaport, threatened claims against CKMI Partnership alleging the violation of any
Environmental, Health and Safety Laws.
6.19.5 Except as disclosed in the Environmental Audit,
to the Knowledge of Jon D. Rappaport, the Property is free of asbestos, PCB's, methylene chloride, trichloroethylene, dioxins, dibenzofurans and Extremely Hazardous Substances.
6.20 Data Processing Matters.
6.20.1 With respect to the computer equipment,
associated peripheral devices, related operating and application systems, and other software used in connection with the Services and Assets which CKMI Partnership owns, leases, or licenses (the
"Data Processing Systems"):
a. CKMI Partnership, through KMGI, has taken
appropriate action, by instruction, agreement, or otherwise, with its employees or other persons permitted access to
system application programs and data files, to protect
against unauthorized access, use, copying, modification,
theft and destruction of any such programs and files; and
CKMI Partnership has not sustained, and Jon D. Rappaport
is not aware of any information or circumstances indicating
that it may sustain, disruption of business or loss by reason of unauthorized access, use, copying, modification, theft, or destruction of any such programs and files by its employees
or any such other persons; and
b. CKMI Partnership, through KMGI, has arranged for
back-up data processing services adequate to meet data
processing needs in the event that the Data Processing
Systems are rendered temporarily or permanently
inoperative as a result of a natural disaster or other cause.
6.20.2 CKMI Partnership's data processing and data
storage facilities are adequate for the Services, are properly protected, and possess proper temperature and humidity control devices and fire protection equipment.
6.21 Books and Records.
6.21.1 CKMI Partnership's books of account pertaining
to the Services reflect all material items of income and expense and all material assets, liabilities and accruals, and are prepared and maintained in form and substance adequate for preparing financial statements and related information in accordance with any
accounting principles required by any governmental agency with regulatory authority over CKMI Partnership's financial statements and otherwise in accordance with the standards required by this
Agreement.
6.21.2 CKMI Partnership has devised and maintained a
system of internal accounting controls with respect to the Services sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management directives, (b)
transactions are recorded as necessary to permit preparation of financial statements in conformity with Subsection 6.21.1, (c) the recorded amounts are compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences, and (d) access to information pertaining to the preceding items (a) - (c) is permitted only in accordance with management directives.
6.22 Residents' Assets.
Except for security deposits held in connection with the
Resident Agreement, CKMI Partnership does not hold, and the
Assets do not include, funds of any residents of Kensington
Cottages-Mankato in excess of two hundred dollars ($200.00) per resident.
ARTICLE 7
NATURE OF DISCLOSURES
7.1 Disclosure by Kensington-Mankato and Jon D.
Rappaport.
Kensington-Mankato and Jon D. Rappaport each separately
represent and warrant to Karrington and Parent as follows:
7.1.1 All items concerning CKMI Partnership which are
required to be disclosed or identified on the Schedules to this
Agreement have been disclosed and identified accurately,
completely, and with reasonable particularity.
7.1.2 No representation or warranty made by or about
CKMI Partnership, Kensington-Mankato, or Jon D. Rappaport in
this Agreement, and no schedule, list, certificate, document, or other instrument or exhibit concerning any of them which is
required under this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements made not misleading.
7.1.3 To the Knowledge of Kensington-Mankato, there
is no fact which materially and adversely  affects the Assets,
Services, or Assumed Liabilities which has not been set forth in this Agreement, the Schedules, or any other materials CKMI
Partnership, Kensington-Mankato, or Jon D. Rappaport is required to furnish under this Agreement.
7.1.4 Karrington and Parent each agree that it is not
relying upon any representations and warranties of CKMI
Partnership, Kensington-Mankato, and Jon D. Rappaport that are not set forth in this Agreement or required to be set forth in a schedule, list, certificate, document or other instrument or exhibit required under this Agreement and that there shall not be deemed to be any other express or implied representations or warranties made by or on behalf of CKMI Partnership, Kensington-Mankato, or Jon D. Rappaport in connection with the Transaction.
Karrington and Parent further acknowledge and agree that Centex, as a general partner of CKMI Partnership, is making only the representations and warranties set forth in Article 4, and Karrington and Parent shall not have any claims against Centex, either directly or indirectly, by reason of any representations or warranties in this Agreement other than those set forth in Article 4.
7.2 Copies and Lists.
Unless a representation and warranty made by or about
CKMI Partnership, Kensington-Mankato, or Jon D. Rappaport in
this Agreement is solely with respect to the existence or non-
existence of a document or other item, the mere listing or inclusion of a copy of the document or other item shall not be adequate to disclose (a) a permitted exception to a representation or warranty if an additional description of facts and circumstances is reasonably necessary to enable Karrington and Parent to understand the
exception or (b) an exception to a representation or warranty which is not permitted.
7.3 Due Diligence.
The obligations of CKMI Partnership, Kensington-
Mankato, and Jon D. Rappaport to make representations and
warranties in accordance with the standards set forth in this
Agreement shall not be affected or deemed waived on the grounds that Karrington or Parent, based upon its investigation and review or otherwise, should have known that any such representation or warranty is or might be inaccurate or incomplete.
ARTICLE 8
TITLE TO REAL ESTATE; ENVIRONMENTAL AUDIT
8.1 Title Commitment and Policy.
8.1.1 CKMI Partnership has furnished and delivered to
Karrington in form acceptable to Karrington, a current Owner's
Title Insurance Commitment (form ALTA 1966), together with
copies of all documents referred to therein (the "Title
Commitment").
8.1.2 CKMI Partnership shall furnish and deliver to
Karrington:
a. An update of the Title Commitment certified to within
ten (10) days prior to the Closing Date (the "Updated Title
Commitment"); and
b. At Closing, an Owner's Title Insurance Policy (form
ALTA 1992) in the amount of the full purchase price of the
Real Estate and effective as of the date and time of the
recording of the Deeds (the "Title Policy").
8.2 Title.
The Updated Title Commitment shall show in CKMI
Partnership good and marketable title in fee simple to the Real
Estate, free and clear of all liens and encumbrances except those listed in Section 8.3 (the "Permitted Encumbrances"), and the Title
Policy shall insure the same in Karrington.
8.3 Permitted Encumbrances.
Permitted Encumbrances are as follows:
8.3.1 Those created or assumed by Karrington, or which
are otherwise acceptable to Karrington in its discretion;
8.3.2 General real estate taxes and special assessments
which are a lien but not payable or delinquent as of Closing; and
8.3.3 Liens and encumbrances listed in Schedule 8.3.
8.4 Exceptions and Endorsements.
8.4.1 The Title Policy shall not contain a survey
exception or an exception for unfiled mechanics liens or an
exception for rights of parties in possession other than rights of residents under the Resident Agreements.
8.4.2 The Title Policy shall contain a zoning
endorsement, general comprehensive endorsement, access
endorsement, survey endorsement, environmental lien endorsement, and such other endorsements which Karrington determines are
necessary, in Karrington's reasonable discretion, upon review of the title commitment and surveys, each of which shall be satisfactory to Karrington in its discretion.
8.5 Survey and Legal Descriptions.
CKMI Partnership has furnished to Karrington (a) plats of
survey for the Real Estate prepared in accordance with the
Minimum Standard Detail Requirements for Urban Class Land Title
Surveys (jointly established by ALTA/ACSM, as revised in 1992 including the following items of Table A thereof:  1, 2, 3, 6, 7, 8, 9,
10, 11, 13, 14, 15 and 16), and acknowledging receipt of the Title Commitment and that the location of each exception set forth in the
Title Commitment, to the extent it can be located, has been shown thereon (with recording references and reference to the exception number of the Title Commitment), which on or prior to the Closing shall be certified to Karrington, the title insurer and any lender of Karrington's if requested (dated subsequent to the date of this
Agreement) and (b) legal descriptions for the Real Estate prepared by a surveyor registered in the State of Minnesota who is
acceptable to Karrington (the "Surveys").
8.6 Occupancy Permits.
CKMI Partnership has provided Karrington with true and
complete copies of the occupancy permits for the Real Estate.
8.7 Environmental Audit
Karrington has received from CKMI Partnership a Phase I
Environmental Audit of the Real Property, in form and content satisfactory to Karrington and performed by an environmental engineer satisfactory to Karrington (the "Environmental Audit").
ARTICLE 9
PRE-CLOSING COVENANTS
The parties agree as follows with respect to the period of
time between the date of this Agreement and the Closing:
9.1 In General.
CKMI Partnership and Karrington will each use its best
efforts to take all action and to do all things necessary, proper or advisable in order to consummate the Transaction.
9.2 Transfer of Licenses.
CKMI Partnership and Karrington shall use their mutual
best efforts to arrange the transfer or re-issuance to Karrington as of Closing of all necessary or appropriate licenses, certificates, permits, or other authorizations to enable Karrington to own the
Assets and perform the Services after Closing.
9.3 Pre-Closing Audit.
CKMI Partnership shall fully cooperate with Ernst & Young
in connection with the completion of their audit, prior to Closing, of CKMI Partnership's financial statements for the fiscal years ending December 31, 1994, 1995, and 1996 (the "Audit).
Karrington shall use its best efforts to cause the Audit to be completed by Ernst & Young on or before April 30, 1997.
9.4 Insurance.
CKMI Partnership shall maintain the insurance required to
be set forth on Schedule 6.5 in full force and effect through
Closing.
9.5 Mortgage Debt.
CKMI Partnership shall make all necessary arrangements to
pay the Mortgage Debt in full and release the Assets from all
Security Interests in connection therewith at Closing. To the extent reasonably requested by Karrington, CKMI Partnership shall fully cooperate with any attempts by Karrington to obtain new financing for the Property, provided that such cooperation shall not require any payment of fees or incurrence of out-of-pocket expenses by
CKMI Partnership with respect to such financing, except as
otherwise expressly provided in this Agreement.
9.6 Operation of Business.
CKMI Partnership will not engage in any practice, take any
action or enter into any transaction pertaining to the Services which is outside the Ordinary Course of Business, including any practice, action, or transaction of a type described in Section 6.3.
9.7 Preservation of Assets.
CKMI Partnership will use commercially reasonable efforts
to keep the Assets and Services substantially intact, including all present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, lessees, residents, customers, and employees. CKMI Partnership shall maintain the
Assets in their present condition and repair (ordinary wear and tear excepted), shall not enter into any material contract relating to the
Assets or Services which extends beyond the Closing Date without the consent of Karrington, and shall continue the existing operation of the Property including continuing its present advertising commitments and its usual program of advertising. CKMI
Partnership shall not remove from the Property any items of
Personal Property between the date hereof and the Closing, except as may be required for repair or replacement; and any replacements shall be of equal or better quality and quantity. Nothing herein shall require CKMI Partnership to repair or replace Property substantially damaged or destroyed by fire or other casualty prior to
Closing.
9.8 Access to Properties.
CKMI Partnership will permit representatives of Karrington
full access during normal business hours to all of its premises, properties, personnel, books, records, contracts, documents and other materials as reasonably required by Karrington.
9.9 Notice of Developments.
Karrington and Kensington-Mankato will give prompt
written notice to one another of any development of which it has
Knowledge which reasonably appears to cause any representations and warranties by any party in this Agreement not to be true and correct in all material respects as of Closing (except as provided with respect to the dates of financial statements under Section 6.2 and except for the date limitation concerning certain employee matters set forth in Subsection 6.16.1). Such written notice shall describe the matter with reasonable particularity and shall set forth the manner in which it would cause any such representation and warranty (identified by specific reference to the applicable provision of this Agreement) not to be true as of Closing. No notice under this Section 9.9 shall be deemed to amend or supplement any
representation or warranty or to prevent or cure any
misrepresentation, breach of warranty, or breach of covenant by the party giving notice; provided that in the event a party would have the right not to proceed to Closing by reason of such breach, if the nondefaulting party elects to close notwithstanding such breach, such breach shall be deemed waived for all purposes of this
Agreement unless the parties otherwise agree in writing.
9.10 Updated Schedules.
Kensington-Mankato will update the Schedules to this
Agreement at and as of (a) five business days prior to the Closing
Date or (b) any other time specifically required by this Agreement, and shall provide the updated Schedules to Karrington for its review at the applicable time. No updated Schedule shall be deemed to amend or supplement any representation or warranty or any
Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant related to any Schedule; provided that in the event a party would have the right not to proceed to
Closing by reason of such breach, if the nondefaulting party elects to close notwithstanding such breach, such breach shall be deemed waived for all purposes of this Agreement unless the parties otherwise agree in writing.
9.11 Exclusivity.
So long as this Agreement has not been terminated, CKMI
Partnership will not (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any substantial portion of its assets (including any acquisition structured as a merger, consolidation or share exchange) or (b)
participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or otherwise facilitate any of the foregoing except as required by this Agreement.
CKMI Partnership will notify Karrington immediately if any of the foregoing occur.
9.12 Confidentiality.
9.12.1 Each party will hold all Confidential Information
concerning the other in strictest confidence, refrain from using it except in connection with this Agreement, and, promptly upon the direction of the other party, deliver to the other party or destroy all originals or copies of the Confidential Information in its possession.
Each party shall immediately notify the other if it is requested or required to disclose any Confidential Information in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process. If a protective order cannot be obtained and the party is, on the written advice of counsel, compelled to disclose the Confidential Information or else be held in contempt, the party may disclose the Confidential Information to the tribunal; provided, however, that it shall use its best efforts to obtain an appropriate order or other assurance that confidential treatment will be accorded to the Confidential Information disclosed.
9.12.2 Notwithstanding the definition of Confidential
Information set forth on Annex A, for purposes of this Section 9.12 any material identified as Confidential Information shall not be regarded as Confidential Information if it is information already available to the public or already known from a lawful source to the party receiving such Confidential Information.
9.12.3 The provisions of this Section 9.12 shall not
supersede any confidentiality provisions contained in the letter of intent between Karrington Operating Company, Inc. and KMGI
dated November 12, 1996, which shall remain in full force and effect; provided that, the provisions of this Agreement shall control in the event of any conflict.
ARTICLE 10
DAMAGE, EMINENT DOMAIN
10.1 Damage or Other Destruction of Property.
Risk of loss to the Property from fire or other casualty shall be borne by CKMI Partnership until Closing. If the Property is substantially damaged or destroyed by fire or other casualty prior to the Closing of the transaction, CKMI Partnership shall not be obligated to repair or replace the damaged or destroyed Property, but in that event Karrington may (a) elect to proceed with the
Transaction, in which event Karrington shall, as its exclusive recourse under this Agreement for such damage or destruction, be entitled to all insurance money payable to CKMI Partnership under any and all policies of insurance covering the Property so damaged or destroyed, or (b) elect to terminate this Agreement.
10.2 Eminent Domain.
If prior to the Closing all or any material part of the
Property shall be taken by any governmental authority under its power of eminent domain, Karrington may (a) elect to proceed with the Transaction, in which event Karrington shall, as its exclusive recourse under this Agreement for such taking, be entitled to all payments payable to CKMI Partnership on account of such taking, or (b) elect to terminate this Agreement.
ARTICLE 11
TERMINATION
11.1 Termination of Agreement.
11.1.1 The parties may terminate this Agreement by
mutual written consent at any time prior to the Closing.
11.1.2 Karrington may terminate this Agreement as
provided in Article 10.
11.1.3 Any party may terminate this Agreement by
written notice to the others at any time prior to the Closing if (a)
any party other than the terminating party has breached any material representation, warranty or covenant in this Agreement, and the breach continues without cure for ten Business Days after notice of the breach from the terminating party, or (b) the Closing shall not have occurred on or before May 30, 1997, because of the failure of any condition to the terminating party's obligation to close the
Transaction.
11.2 Effect of Termination.
If the Agreement is terminated as provided in this Article
11, all rights and obligations of the parties shall cease immediately upon termination, except for any Liability of a party then in breach, and except for any obligations of the parties with respect to use or disclosure of Confidential Information.
ARTICLE 12
CONDITIONS TO OBLIGATION TO CLOSE
12.1 Conditions to Karrington's Obligation to Close.
The obligations of Karrington and Parent to consummate
the Transaction are subject to satisfaction in favor of Karrington and Parent or waiver by Karrington and Parent of the following conditions as of Closing:
12.1.1 The representations and warranties by or about
CKMI Partnership, Kensington-Mankato, and Jon D. Rappaport set
forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on such date, except as provided with respect to the dates of financial statements under Section 6.2 and except for the date limitation concerning certain employee matters set forth in Subsection 6.16.1.
12.1.2 CKMI Partnership, Kensington-Mankato, and
Jon D. Rappaport shall have performed and complied in all material respects with all of their covenants set forth in this Agreement through the Closing.
12.1.3 No action, suit, or proceeding shall be pending
or, to the Knowledge of Kensington-Mankato, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, to which CKMI Partnership, Kensington-Mankato, or Jon D. Rappaport is a
party or is threatened or expected to be made a party, or which is otherwise known to any of them, in which an unfavorable outcome would prevent the Closing, cause the Transaction to be rescinded in whole or in part after Closing, or adversely effect Karrington's right to own the Assets and perform the Services after Closing, and no injunction, judgment, order, decree, ruling, charge or other holding having such an effect shall be in force.
12.1.4 Kensington-Mankato and Jon D. Rappaport shall
have delivered to Karrington certificates in the form set forth on
Exhibit 12.1.4 certifying that each of the conditions specified above in Sections 12.1.1 through 12.1.3 is satisfied as of the Closing Date;
12.1.5 All arrangements shall have been made to pay in
full the Mortgage Debt and release all related Security Interests as provided in Section 9.5.
12.1.6 Karrington shall have received the Updated Title
Commitment.
12.1.7 CKMI Partnership shall have executed and
delivered to Karrington and the title insurance company an affidavit certifying that: (a) there are no mortgages, judgment liens or other encumbrances of any nature whatsoever affecting the Property except as set forth in the Updated Title Commitment; (b) there are no rights of possession, use or otherwise, outstanding in third persons by reasons of unrecorded leases, land contracts, sale contracts, options or other documents, other than rights of any individual residing on the Real Estate pursuant to any Resident
Agreement ("Resident") or as disclosed on Schedule 2.1.2; and (c)
no unpaid-for improvements have been made, or materials,
machinery or fuel delivered to the Real Estate preceding the
Closing Date, which might form the basis of a mechanic's lien upon the Real Estate (the "Title Insurance Affidavit").
12.1.8 The closings under the Acquisition Agreements
shall occur simultaneously with the Closing under this Agreement or in a sequence reasonably agreed upon by Parent, Karrington, and Kensington-Mankato.
12.1.9 The Licensing Agreement shall have been
modified and the interests of Jon D. Rappaport and KMGI therein shall have been assigned to Karrington, by means of a First
Amendment to Licensing Agreement substantially as set forth on
Exhibit 12.1.9.
12.1.10 CKMI Partnership shall have terminated all of
the Service Employees effective as of Closing.
12.1.11 All arrangements necessary to transfer or re-
issue to Karrington at Closing all licenses, certificates, permits, or other authorizations which are necessary or appropriate to enable
Karrington to own the Assets and perform the Services after
Closing shall have been made to Karrington's satisfaction.
12.1.12 The Audit shall have been completed and Ernst
& Young shall have issued an unqualified opinion in connection with CKMI Partnership's financial statements for the fiscal years ended December 31, 1994, 1995, and 1996, and the results of the
Audit shall not require any material adverse adjustments, either individually or in the aggregate, to the CKMI Financial Statements.
12.1.13 Karrington shall have received a written opinion
from Kensington-Mankato's legal counsel in form and substance as set forth on Exhibit 12.1.13, dated as of the Closing Date.
12.1.14 CKMI Partnership, Kensington-Mankato, and
Jon D. Rappaport shall have taken all actions required of them in connection with the Transaction, and all certificates, opinions, instruments and other documents required for the Transaction will be reasonably satisfactory in form and substance to Karrington and its legal counsel.
12.2 Conditions to Obligation of CKMI Partnership.
The obligation of CKMI Partnership to consummate the
Transaction is subject to satisfaction in favor of CKMI Partnership or waiver by CKMI Partnership of the following conditions as of
Closing:
12.2.1 Karrington's representations and warranties set
forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on such date, except to the extent such representations and warranties are expressly made as of a specified date.
12.2.2 Karrington shall have performed and complied in
all material respects with all of its covenants set forth in this
Agreement through the Closing.
12.2.3 No action, suit or proceeding shall be pending or,
to the Knowledge of Karrington, threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator to which Karrington is a party or is threatened or expected to be made a party, or which is otherwise known to Karrington in which an unfavorable outcome would  prevent the Closing or cause the Transaction to be
rescinded in whole or in part after Closing, and no injunction, judgment, order, decree, ruling, charge or other holding having such an effect shall be in force.
12.2.4 Karrington shall have delivered to CKMI
Partnership a certificate of its Chief Operating Officer and Chief
Financial Officer in the form set forth on Exhibit 12.2.4 certifying that each of the conditions specified above in Sections 12.2.1 through 12.2.3 is satisfied in all respects.
12.2.5 The closing under the Acquisition Agreements
shall occur simultaneously with the Closing under this Agreement or in a sequence reasonably agreed upon by the Parent, Karrington, and Kensington-Mankato.
12.2.6 Karrington shall have offered employment to
substantially all of the Service Employees of CKMI Partnership
upon terms satisfactory to Karrington.
12.2.7 CKMI Partnership shall have received from
Karrington's legal counsel a written opinion in form and substance as set forth on Exhibit 12.2.7, dated as of the Closing Date.
12.2.8 Karrington shall have taken all actions required
of it in connection with the Transaction, and all certificates, opinions, instruments and other documents required for the
Transaction shall be reasonably satisfactory in form and substance to CKMI Partnership and its legal counsel.
ARTICLE 13
TAXES, ASSESSMENTS, PRORATIONS
AND OTHER REAL ESTATE COSTS
13.1 Taxes and Assessments.
At or prior to Closing, CKMI Partnership shall (a) pay all
delinquent real estate taxes, including penalties and interest, (b) pay or credit on the purchase price all special assessments due and payable at or prior to Closing, and all agricultural use tax recoupment for years through the year of Closing, if any, and (c)
pay or credit on the purchase price, all real estate taxes for years prior to the Closing, and a portion of such taxes due and payable
(or prorated according to local commercial custom) for the year of
Closing, prorated through the Closing Date.
13.2 Prorations.
Proration of undetermined taxes shall be based on a 365-day
year and on the most recent available tax rate and valuation giving effect to applicable exemptions, recently voted millage, change in valuation, etc., whether or not officially certified to the appropriate County Officials as of that date.
13.3 Additional Prorations.
Payments under the Contracts, Equipment Leases, Vehicle
Leases, Software Licenses, and all other agreements and contracts which are included in the Assets shall be prorated between
Karrington and CKMI Partnership on the basis of a 365-day year as of the Closing Date.
13.4 Utilities.
All utility charges and all charges for services of any type furnished to the Property by all governmental agencies, public utilities and private utilities, including all charges for gas, electricity, telephone, water, sewer, trash removal and street cleaning, shall be paid by CKMI Partnership to the Closing Date.
13.5 Transfer Taxes and Fees.
CKMI Partnership and Karrington shall share equally the
cost of all local or state transfer taxes and fees required for the transfer of the Property by CKMI Partnership to Karrington.
ARTICLE 14
CLOSING
14.1 Closing.
The closing of the Transaction (the "Closing") shall take
place at the offices of Bricker & Eckler, 100 South Third Street,
Columbus, Ohio, on April 30, 1997 provided all conditions to the obligations of the parties to Closing as set forth in Article 12 are then satisfied, otherwise on a date mutually agreed upon by the parties but in no event later than May 30, 1997 (the "Closing
Date"). Closing shall be effective as of 11:59 p.m. local time on the Closing Date.
14.2 Deliveries by the Parties at Closing.
14.2.1 At Closing, (a) Karrington shall assume the
Assumed Liabilities pursuant to one or more assumption
agreements in form mutually acceptable to CKMI Partnership and
Karrington, and shall pay the cash purchase price in accordance with Section 2.4, (b) CKMI Partnership shall deliver to Karrington all bills of sale, assignments, consents, and other documentation required to transfer the Assets to Karrington as provided in this
Agreement, and (c) each party shall deliver to each other the various documents, instruments, certificates, and opinions required to be delivered at Closing under Article 12.
14.2.2 Deliveries by CKMI Partnership shall include the
following:
a. Transferable and recordable general or limited
warranty deeds, as Karrington shall determine in its
discretion (it being understood that CKMI Partnership
generally will be required to provide a deed to each parcel
of Real Estate which sets forth the same warranties as those set forth in the deed by which CKMI Partnership originally
took title), signed by all Persons necessary or required by
the Title Commitment or Karrington's attorneys, conveying
title to the Real Estate to Karrington as required by this
Agreement (the "Deeds");
b. A Bill of Sale conveying title to the Personal Property
to Karrington as required by this Agreement conveying
good and valid title or a valid leasehold interest in and to the
Assets free and clear of all Security Interests (the "Bill of
Sale");
c. All documentation and funds (including any pre-
payment premiums) necessary to pay in full the Mortgage
Debt and release all related Security Interests;
d. Assignments of all agreements and contracts relating
to the Property, along with all original documents;
e. The Title Insurance Affidavit;
f. Any well, private sewage, or septic system certificates
required by law or regulation, or which Karrington
reasonably believes are necessary or advisable;
g. A FIRPTA Affidavit;
h. The Title Policy;
i. All appropriate evidence of authorization for the
execution of this Agreement, the Deeds, Bill of Sale, and all other instruments required to be executed by CKMI
Partnership;
j. All books and records relating to the management and
operation of the Property (all such books and records being
open for Karrington's inspection prior to Closing during
reasonable business hours);
k. Assignments of any guaranties and warranties
received by CKMI Partnership from any contractors,
materialmen, suppliers or manufacturers with respect to any
work or installations on or with respect to the Property to
the extent assignable;
l. All security deposits held by CKMI Partnership which
have been paid by third parties under the Contracts,
Equipment Leases and Motor Vehicle Leases, or any other
leases included in the Assets;
m. Such other documents as are otherwise required of
CKMI Partnership by this Agreement.
14.2.3 Deliveries by Karrington shall include the
following:
a. All appropriate evidence of authorization for the
execution of this Agreement and all other agreements,
documents or instruments required to be executed by
Karrington or Parent;
b. Such other documents as are otherwise required by
Karrington or Parent by this Agreement.
14.3 Possession.
Possession of the Property shall transfer to Karrington
immediately upon Closing subject to the rights of residents pursuant to the Resident Agreements and any other holder of a leasehold interest disclosed in Schedule 2.1.2.
ARTICLE 15
POST-CLOSING COVENANTS
The parties agree as follows with respect to the period
following the Closing:
15.1 General.
Each party shall take such further action, and execute and
deliver such further instruments as any other party may reasonably request to carry out the purposes of this Agreement.
15.2 Litigation Support.
In the event of any action, suit, proceeding, hearing,
investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b)
any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving CKMI
Partnership, each party will make available its personnel, provide testimony and access to its books, and otherwise cooperate to the extent reasonably necessary or advisable without jeopardizing its own interests. Any such cooperation shall be at the expense of the contesting or defending party, except to the extent it is entitled to indemnification under Article 16.
15.3 Transition.
CKMI Partnership shall take no action intended to
discourage any lessor, licensor, lessee, resident, customer, supplier or other business associate of CKMI Partnership relating to the
Services from maintaining the same business relationships with
Karrington after the Closing as it maintained with CKMI
Partnership prior to the Closing.
15.4 Non-Compete.
15.4.1 For a period of five (5) years from and after
Closing, Kensington-Mankato and, at any time Kensington-
Mankato, Jon D. Rappaport, or an entity of which Jon D.
Rappaport is an owner, partner, director, officer, or other
participant is a partner of CKMI Partnership, CKMI Partnership
(which shall not include Centex) shall not, directly or indirectly:
a. Compete with the Services or competitively bid for or
agree to perform the Contracts;
b. Compete with any program similar to the Services or
competitively bid for or agree to perform any agreements
similar to the Contracts in the State of Minnesota;
c. Influence any Service Employee to terminate
employment with Karrington or accept employment with
any of Karrington's competitors; or
d. Interfere with any of Karrington's business
relationships, including those with customers, suppliers,
consultants, attorneys, and other agents, whether or not
evidenced by written or oral agreements.
15.4.2 For a period of five (5) years from and after
Closing, Centex shall not, directly or indirectly:
a. Compete with the Services or competitively bid for or
agree to perform the Contracts;
b. Influence any Service Employee to terminate
employment with Karrington or accept employment with
any of Karrington's competitors.
15.4.3 Notwithstanding the provisions in this Section
15.4, nothing herein shall restrict Jon D. Rappaport from competing with the Services or undertaking any activity otherwise restricted by this Section 15.4 if and when he is not subject to a covenant not to compete under his employment agreement with Karrington.
15.4.4 This Section 15.4 shall survive Closing.
ARTICLE 16
INDEMNIFICATION
16.1 Meaning of Certain Terms.
16.1.1 In this Article, Kensington-Mankato and Jon D.
Rappaport are collectively referred to as the "Kensington Entities,"
and Karrington and Parent are collectively referred to as the
"Karrington Entities."
16.1.2 A party asserting a claim for indemnification
under this Article is referred to as the "Indemnified Party." The party obligated to indemnify the Indemnified Party under this
Article is referred to as the "Indemnifying Party."
16.1.3 For purposes of this Article, a party shall be
deemed to have made a "misrepresentation" if any representation or warranty made by it in this Agreement is untrue or otherwise does not conform to the standards for representations and warranties set forth in this Agreement.
16.1.4 For purposes of this Article, all covenants,
representations, and warranties made by CKMI Partnership or Kensington-Mankato in this Agreement shall be deemed to have been also made by Kensington-Mankato and Jon D. Rappaport, and Kensington-Mankato and Jon D. Rappaport shall be jointly and severally liable for indemnity claims related thereto.
16.1.5 Notwithstanding any other provision of this
Article, Karrington acknowledges and agrees that Centex is making only representations and warranties in Article 4, and its
indemnification obligations under this Article shall pertain only to the representations and warranties set forth therein.
16.2 Survival of Representations and Warranties.
16.2.1 Except as provided in Section 16.7, the parties'
covenants, representations and warranties set forth in this
Agreement shall survive Closing and continue in full force and effect for a period of eighteen (18) months from and after Closing.
16.2.2 "Survival Period" means the eighteen (18) month
period set forth in Subsection 16.2.1 or the period described in
Section 16.7, whichever applies.
16.2.3 In order to be eligible for indemnification under
this Article, the Indemnified Party must bring a claim for
indemnification during the Survival Period.
16.3 Indemnification Obligations of the Kensington
Entities.
16.3.1 If CKMI Partnership makes any
misrepresentation in this Agreement, CKMI Partnership shall
indemnify and hold harmless the Karrington Entities from and against all related Adverse Consequences, subject to the limitations set forth in Section 16.1.5, 16.5 and 16.6.
16.3.2 If any Kensington Entity breaches any covenant
or makes any misrepresentation in this Agreement, the Kensington
Entities shall jointly and severally indemnify and hold harmless the Karrington Entities from and against all related Adverse
Consequences, subject to the limitations set forth in Section 16.5 and 16.6.
16.3.3 In addition, Kensington-Mankato and Jon D.
Rappaport shall jointly and severally indemnify and hold harmless the Karrington Entities from and against all Adverse Consequences related to (a) any Liability for the unpaid Taxes of (i) CKMI
Partnership or (ii) any other Person (as a transferee or successor, by contract, or otherwise) as a result of any action taken or not taken by CKMI Partnership, or (b) any matter which is the subject of actual or threatened litigation, judicial order, administrative action, or any similar matter concerning CKMI Partnership (other than related to the enforcement of this Article), whether or not disclosed or required to be disclosed on any Schedule to this Agreement.
16.4 Indemnification Obligations of Karrington and
Parent.
16.4.1 If any Karrington Entity breaches any covenant
or makes any misrepresentation in this Agreement, the Karrington
Entities shall jointly and severally indemnify and hold harmless
CKMI Partnership and the Kensington Entities from and against all related Adverse Consequences, subject to the limitations set forth in
Section 16.5 and 16.6.
16.4.2 The Karrington Entities shall indemnify and hold
harmless CKMI Partnership and the Kensington Entities from and against all Adverse Consequences arising from or in connection with ownership of the Assets, the Services, or the Assumed
Liabilities after the Closing Date, except to the extent the CKMI Partnership and Kensington Entities are required to indemnify the
Karrington Entities in respect thereof under this Article.
16.5 Basket Amount.
16.5.1 Except as provided in Section 16.7, CKMI
Partnership or the Kensington Entities shall have no obligation to indemnify the Karrington Entities under this Article unless and until the Karrington Entities have suffered Adverse Consequences giving rise to a right of indemnification under this Article of at least
Twelve Thousand Eight Hundred Dollars ($12,800.00) in the
aggregate (the "Basket Amount"), and then only as to the amount by which aggregate claims by the Karrington Entities exceed the
Basket Amount.
16.5.2 Except as provided in Section 16.7, the
Karrington Entities shall have no obligation to indemnify CKMI
Partnership or the Kensington Entities under this Article unless and until CKMI Partnership and the Kensington Entities have suffered
Adverse Consequences giving rise to a right of indemnification under this Article in the aggregate of at least the Basket Amount;
and then only as to the amount by which aggregate claims by CKMI
Partnership or the Kensington Entities exceed the Basket Amount.
16.6 Limitation on Recovery.
16.6.1 Except as provided in Section 16.7, the
aggregate obligation of the Karrington Entities to indemnify CKMI Partnership and the Kensington Entities under this Article shall be limited to One Hundred Thirty-Four Thousand Dollars
($134,000.00) (the "Indemnity Cap").
16.6.2 Except as provided in Section 16.7, the
aggregate obligation of CKMI Partnership and the Kensington
Entities to indemnify the Karrington Entities under this Article shall be limited to the Indemnity Cap.
16.7 Liability for Certain Claims.
The limitations set forth in Sections 16.5 and 16.6 shall not apply to any claim (a) if the Indemnifying Party had actual
conscious awareness as of Closing of the breach or
misrepresentation giving rise to the claim for indemnification by the Indemnified Party, (b) by the Karrington Entities under Subsection
16.3.3, or (c) by CKMI Partnership or the Kensington Entities
under Subsection 16.4.2. The aggregate obligation of the
Karrington Entities to indemnify CKMI Partnership and the
Kensington Entities for all such claims shall be limited to the purchase price, and CKMI Partnership and the Kensington Entities'
aggregate obligation to indemnify the Karrington Entities for indemnity shall be limited to the purchase price. The Survival
Period for any such indemnity claim shall be the greater of the eighteen (18) month period set forth in Section 16.2.1 or the period set forth in the statute of limitations under applicable law.
16.8 Extent of Indemnification.
The right to indemnification under this Article shall extend to Adverse Consequences incurred through and after the date of the claim for indemnification.
16.9 Right of Set-Off.
If the Karrington Entities suffers Adverse Consequences as
a result of a breach or misrepresentation by the Kensington Entities under this Agreement, the Karrington Entities may, in their
discretion, apply the actual dollar amount of any such Adverse
Consequences as a set-off against any liability or obligation they may have under this Agreement.
16.10 Remedies.
The rights of indemnification set forth in this Article shall be the parties' sole and exclusive remedy with respect to claims relating to this Agreement except with respect to actions for specific performance under Section 17.14 or claims relating to
Intellectual Property, Confidential Information, or the covenant not to compete set forth in Section 15.4, and also except to the extent this Agreement provides Karrington with a right of insurance recovery (for example, and not in limitation, as provided in Sections
10.1 and 10.2), or where it otherwise reasonably appears that irreparable harm may occur or a remedy in damages may be
inadequate. In furtherance of the foregoing, each of the parties, to the fullest extent permitted by applicable law, waives any and all rights, claims and causes of action that it may have against each of the other parties in connection with any such claims arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation of, arising under or based upon common law or
otherwise, except to the extent provided in this Article.
16.11 Notice.
An Indemnified Party shall assert a claim for indemnification under this Article by notifying the Indemnifying Party in writing of its claim.
16.12 Matters Involving Third Parties.
16.12.1 If any Person other than a party to this
Agreement (a "Third Party") asserts a right or claim which may give rise to a claim for indemnification under this Article (a "Third
Party Claim"), any party having Knowledge of the matter shall promptly notify the other parties of the matter; provided that any delay by the Indemnified Party in providing notice shall not affect the right of indemnification unless the Indemnifying Party's rights and interests under this Article or otherwise have been materially prejudiced by the delay.
16.12.2 An Indemnifying Party may defend an
Indemnified Party against any Third Party Claim giving rising to a right of indemnification under this Article provided (a) the
Indemnifying Party notifies the Indemnified Party in writing within fifteen days after receipt of the notice required under this Section that the Indemnifying Party will indemnify the Indemnified Party as required by this Article, (b) the Indemnifying Party provides the Indemnified Party with reasonable evidence that the Indemnifying
Party will have the financial resources to both undertake the defense and fulfill its indemnification obligations, (c) the Third
Party Claim involves only money damages and does not seek
equitable relief which might be materially adverse to the
Indemnified Party's continuing business, (d) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the
continuing business interests of the Indemnified Party, and (e) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnifying Party's choice of legal counsel for a defense under this Subsection 16.12.2 shall be reasonably satisfactory to the Indemnified Party.
16.12.3 At any time an Indemnifying Party is conducting
the defense of the Third Party Claim in accordance with Section
16.12.2, the Indemnified Party may retain separate co-counsel at its own expense and participate in the defense. If both the
Indemnifying Party and the Indemnified Party are participating in the defense, neither may consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the other's prior written consent, which shall not be withheld unreasonably.
16.12.4 If, however, at any time an Indemnifying Party
is conducting the defense of the Third Party Claim but not in accordance with Section 16.12.2, the Indemnified Party may
conduct its own defense and may consent to the entry of any
judgment or enter into any settlement with respect to the Third
Party Claim in any manner it may reasonably determine with the consent of the Indemnifying Party, which shall not be unreasonably withheld, in which case the Indemnifying Party shall promptly and at reasonable intervals periodically reimburse the Indemnified Party for the costs of its defense (including reasonable attorneys' fees).
An Indemnified Party's action under this Section 16.12.4 shall not affect its right of indemnification under this Article.
ARTICLE 17
MISCELLANEOUS PROVISIONS
17.1 Expenses.
CKMI Partnership and Karrington shall share equally all
expenses (including the cost of the Audit and the opinion of Ernst
& Young with respect to such Audit, the Surveys, the Title
Commitment, Updated Title Commitment and Title Policy, the
Environmental Audit and all pre-payment penalties and other
expenses with respect to Mortgage Debt, but excluding any
financing costs of Karrington) incurred in connection with this
Agreement and the Transaction, except as provided in Article 16 or as otherwise specifically provided to the contrary in this
Agreement, and except that each party shall bear its own attorneys fees.
17.2 Press Releases and Public Announcements.
No party shall issue any press release or make any public
announcement relating to this Agreement or the Transaction prior to the Closing without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law, in which case the disclosing party shall advise the other party and consult with the legal counsel of such other party prior to making the disclosure.
17.3 No Third-Party Beneficiaries.
This Agreement shall not confer any rights or remedies on
any Person other than the parties and their respective successors and permitted assigns.
17.4 Entire Agreement.
Except as provided in Section 9.12.3, this Agreement
constitutes the entire agreement among the parties concerning its subject matter and supersedes all other understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to its subject matter (including the letter of intent dated November 12, 1996 by and between
Karrington Operating Company, Inc. and KMGI).
17.5 No Merger.
All warranties, representations and covenants contained
herein shall survive the Closing of the purchase and sale of the
Property, and if any deed or other document of conveyance and any provisions of this Agreement are inconsistent, the provisions of this Agreement shall control and shall not be deemed to have merged within such deed or other document.
17.6 Succession and Assignment.
This Agreement shall bind and benefit the parties and its
respective successors and permitted assigns. No party may assign either this Agreement or any rights, interests, or obligations arising under it without the prior written approval of all parties; provided, however, that Karrington may assign all or any portion of its interest in this Agreement to one or more of its Affiliates without
CKMI Partnership's consent.
17.7 Headings.
The section headings contained in this Agreement are
inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.
17.8 Notices.
All notices, requests, demands, claims, and other
communications under this Agreement shall be in writing and, shall be deemed duly given two days after being deposited postage
prepaid, registered or certified, return receipt requested, in the
United States Mail, addressed to the intended recipient as set forth below:
      If to Kensington-Mankato or Jon D. Rappaport:
Mr. Jon D. Rappaport
President
Kensington Cottages Corporation of Mankato
1500 South Highway 100, Suite 200
Golden Valley, MN  55416

      Copy to:
David M. Vander Haar, Esq.
Faegre & Benson LLP
2200 Norwest Center
90 South Seventh Street
Minneapolis, MN 55402-3901

      If to Centex:
Mr. Laurence E. Hirsch
President
Centex Senior Services Corporation
P.O. Box 199000
2728 North Harwood
Dallas, TX  75219-9000

      Copy to:
Lila Marsh, Esq.
Centex Senior Services Corporation
P.O. Box 199000
2728 North Harwood
Dallas, TX  75219-9000

      If to Karrington or Parent:
Alan B. Satterwhite
COO and CFO
Karrington Operating Company, Inc.
919 Old Henderson Rd.
Columbus, OH 43220

      Copy to:
Charles H. McCreary, Esq.
Bricker & Eckler
100 South Third Street
Columbus, OH  43215-4291

Any party may send any notice, request, demand, claim, or other communication to the intended recipient using other means, including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail, in which case the notice, request, demand, claim or other communication shall be deemed duly given when actually received by the intended recipient.
Any party may change its address of record for purposes of this
Section 17.8 by giving the other parties written notice in the manner set forth in this section.
17.9 Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.
17.10 Amendments and Waivers.
This Agreement may be amended only by a writing signed by all parties. No waiver by any party of any provision, default, or breach of this Agreement, whether intentional or not, shall be deemed to extend to any other provision, default, or breach or to the same provision, default or breach on another occasion.
17.11 Severability.
If any term or provision of this Agreement is determined by a court of competent jurisdiction or in binding arbitration to be invalid or unenforceable, that finding shall not affect the validity or enforceability of the remaining terms and provisions.
17.12 General Rules of Construction.
The parties have participated jointly in negotiating and drafting this Agreement. If a question concerning intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all related rules and regulations unless the context requires otherwise. Each representation, warranty and covenant shall have independent significance, and if any party has breached any of them in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter which the party has not breached shall not detract from or mitigate the fact that the party is in breach.
17.13 Incorporation of Annexes, Exhibits, and Schedules.
The Annexes, Exhibits, and Schedules identified in this Agreement are incorporated into this Agreement by this reference.
17.14 Specific Performance.
Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, the non-breaching party shall be entitled to appropriate injunctive relief, including specific performance in any action instituted in any court of the United States or any of the fifty states having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled under this Agreement or otherwise.
17.15 Forum.
Except as provided in Section 17.14, the forum for legal action concerning this Agreement and the Transaction shall be the appropriate court in the State of Minnesota, and the parties agree to in personam jurisdiction for that purpose.
17.16 Termination of Licensing Agreement.
Centex and Kensington-Mankato agree that, effective upon Closing, CKMI Partnership relinquishes all rights under that certain license agreement by and between KMGI and CKMI Partnership, as referenced in the partnership agreement of CKMI Partnership.
The remainder of this page is intentionally left blank.


IN WITNESS WHEREOF, the parties have executed this
Agreement to be effective on the date indicated above.
KENSINGTON
COTTAGES
CORPORATION OF
AMERICA
By:
      Alan B. Satterwhite
Its:  COO and CFO

KARRINGTON HEALTH,
INC.
By:
      Alan B. Satterwhite
Its:  COO and CFO

CENTEX-KENSINGTON
(MANKATO I)
PARTNERSHIP
By:   Kensington Cottages
Corporation of Mankato
Its:  General Partner
By:
      Jon D. Rappaport
Its:  President

KENSINGTON
COTTAGES
CORPORATION OF
MANKATO
By:
      Jon D. Rappaport
Its:  President

CENTEX SENIOR
SERVICES
CORPORATION
By:
      Laurence E. Hirsch
Its:  President

CENTEX LIFE
SOLUTIONS, INC.
By:
      _____________________
____________
Its:
      _____________________
____________


Jon D. Rappaport



ANNEX A
TO
ASSET PURCHASE AGREEMENT
DEFINITIONS
Transactional Terms.
The following transactional terms used in this Agreement
are defined in the Sections of this Agreement identified below:
Term  Section Containing
Definition
Acquisition Agreements
1.3

Assets
2.1

Assumed Liabilities
2.3.1

Audit
9.3

Basket Amount
16.5

Bill of Sale
14.2.2

Centex
Preamble

CKMI Partnership
Preamble

CKMI Partnership Financial Statements
7.2

CKMI Partnership Permits
6.10.3

Closing
14.1

Closing Date
14.1

Contracts
2.1.3

Data Processing Systems
6.20

Deeds
14.2.2

Employee Accruals
2.3.1

Environmental Audit
8.7

Equipment Leases
2.1.4

Improvements
2.1.1

Indemnity Cap
16.6

Karrington
Preamble

Karrington Entities
16.1

Kensington Cottages-Mankato
Recitals

Kensington-Mankato
Preamble

Kensington-Mankato Shareholders
Preamble

KMGI
1.3

Knowledge of Kensington-Mankato
1.2

Land
2.1.1

Material Adverse Effect
6.3

Mortgage Debt
6.10.1

Most Recent Financial Statements
6.2

Most Recent Fiscal Month End
6.2

Most Recent Fiscal Year End
6.2

Motor Vehicles
2.1.6

Parent
Preamble

Permitted Encumbrances
8.3

Personal Property
2.1.2

Property
2.1.2

Real Estate
2.1.1

Resident
12.1.7

Resident Agreements
2.1.3

Service Employees
2.3.1

Services
2.1.3

Software Licenses
2.1.5

Surveys
8.5

Title Commitment
8.1.1

Title Insurance Affidavit
12.1.7

Title Policy
8.1.2

Transaction
Recitals

Updated Title Commitment
8.1.2

Vehicle Financing
2.3.1

Vehicle Leases
2.1.6


Miscellaneous Terms
Adverse Consequences means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.
Affiliate has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
Basis means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.
Business refers to a party's business as presently conducted and as presently proposed to be conducted.
Business Day shall mean any day on which banks are open to conduct business in Minneapolis, Minnesota.
Confidential Information means information in whatever form, including without limitation information which is written, electronically stored, orally transmitted, or memorized, which is of commercial value to a party's Business, including any idea, knowledge, know-how, process, system, formula, composition, method, technique, research and development, drawing, design, specification, technology, software, technical information, trade secret, trademark, copyrighted material, reports, records, documentation, data, customer or supplier lists, pricing or cost information, tax or financial information, business or marketing plan, proposal, strategy, or forecast; provided, that Confidential Information does not include information which is or becomes generally known within a party's industry through no act or omission by any other party or which is or becomes generally known to the public or otherwise is required to be made public by state or federal law; further provided, however, that the compilation, manipulation, or other exploitation of generally known information may constitute Confidential Information.
Environmental, Health and Safety Laws means the
Comprehensive Environmental Response, Compensation and
Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended through the date hereof, together with all other laws (including rules, regulations, codes, judgments, orders, decrees, rulings, and changes thereunder), of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.
Extremely Hazardous Substance has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-
Know Act of 1986, as amended.
GAAP means United States generally accepted accounting principles in effect from time to time.
Governing Documents means, as to any Person, the articles or certificate of incorporation, code of regulations, and bylaws if the Person is a corporation; the partnership agreement and partnership certificate if the Person is a partnership; or the operating agreement if the Person is a limited liability company; and any other documents relating to and establishing or governing the existence and legal operation of any Person of any type or nature, each as amended.
Intellectual Property means: (a) all inventions, whether patentable or unpatentable and whether or not reduced to practice, all improvements to any such inventions, and all patents, patent applications, and patent disclosures, together with all related reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all related translations, adaptations, derivations, and combinations, including all associated goodwill, and all applications, registrations, and renewals in connection with the same; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection with the same, (d) all mask works and all applications, registrations, and renewals in connection with the same, (e) all computer software, data, and related documentation,
(f) all other proprietary rights, and (g) all copies and tangible embodiments of the foregoing, in whatever form or medium.
Knowledge means actual knowledge or knowledge which could be reasonably obtained by inquiry and investigation within the scope of a Person's normal operations, duties, or responsibilities. Liability means any liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, including any liability for Taxes.
Ordinary Course of Business means the ordinary course of business consistent with past custom and practice.
Party, unless the context indicates otherwise, includes a party's Subsidiaries and Affiliates.
Person means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization, governmental or quasi-governmental entity (or any governmental department, agency, or political subdivision), or any other form of legal entity or enterprise.
Security Interest means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money. Security Interest does not include any protective filing by a lessor of any of the Assets.
Subject to Equitable Principles means subject, as to enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and to general equitable principles.
Subsidiary means any corporation with respect to which a specified Person or its Subsidiary owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.
Tax Terms
Code means the Internal Revenue Code of 1986, as amended.
Tax means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. Tax Return means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment.
Employee Benefits and ERISA Terms
Employee Benefit Plan means any Employee Welfare
Benefit Plan or other material fringe benefit plan or program (other than an Employee Pension Benefit Plan).
Employee Pension Benefit Plan has the meaning set forth in ERISA Section 3(2).
Employee Welfare Benefit Plan has the meaning set forth in ERISA Section 3(1).
ERISA means the Employee Retirement Income Security
Act of 1974, as amended.
Fiduciary has the meaning set forth in ERISA Section
3(21).
Multiemployer Plan has the meaning set forth in ERISA
Section 3(37).
Prohibited Transaction has the meaning set forth in ERISA
Section 406 and Code Section 4975.